Exhibit 99.1

News Release	For immediate release

Zix Corporation Completes Redemption of $2.2 Million of Convertible Notes
DALLAS — September 26, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging and e-prescribing solutions and services, today announced it has completed the redemption of $2.2 million principal amount of its $20 million in convertible notes due 2005-2008 issued to Omicron Master Trust and Amulet Limited.
The company is required to redeem with shares of its common stock $5 million principal amount of the convertible notes on or before Oct. 31, 2005. As of Sept. 23, 2005, the company has completed the redemption of $2.2 million principal amount (plus a 5 percent premium and accrued interest, as required by the terms of the convertible notes) of the $5 million payment due by Oct. 31, 2005. The number of shares of company common stock issued in respect of the redemption of the principal, plus premium, and accrued interest (aggregating $2.343 million) was 1.1 million. As previously reported, the company may effect the redemption, from time to time, in whole or in part, on or before the scheduled redemption date.
Also, as previously reported, the warrants to purchase common stock originally issued to Omicron Master Trust and Amulet Limited, currently covering 1,073,345 shares of common stock at a current exercise price of $5.59 per share, are required to be amended such that the exercise price for a pro-rata portion of the warrants, based on the portion of the notes redeemed, will be reduced to the average price of the stock used to redeem the convertible notes. As a result of the recently completed redemption, the exercise price of warrants covering 118,671 shares will be reduced to $2.15 per share. The exercise price of the remaining warrants was previously reduced to $5.59 per share from the original exercise price of $6.00 per share pursuant to the anti-dilution provisions of the warrants, as a result of the completion on Aug. 9, 2005, of an approximate $26.3 million private placement of company securities, as previously reported.
-more-
www.zixcorp.com 2711 N. Haskell Ave. \ Suite 2300, LB 36 \ Dallas, TX 75204 \ phone 214 370 2000 \ fax 214 370 2070

Zix Corporation Completes Redemption of $2.2 Million of Convertible Notes      Page 2 of 2
Separately, the convertible note redemption described above has resulted in the adjustment of the number of shares issuable under, and the exercise price of, certain warrants held by HFTP Investment LLC, Gaia Offshore Master Fund Ltd, and Caerus Fund Ltd. (collectively, the “Promethean Entities”) pursuant to the anti-dilution provisions of the warrants. With these anti-dilution adjustments and after accounting for previous partial exercises of the warrants in August 2005, the aggregate number of shares that are issuable under the warrants held by the Promethean Entities is currently 971,875. The exercise price of these warrants is currently $1.8067 per share, after the applicable anti-dilution adjustments.
The company and the Promethean Entities have agreed that, due to the warrant anti-dilution adjustments occurring near the original expiration date of Sept. 19, 2005, the expiration date for 462,682 of the warrants held by the Promethean Entities will be extended to Sept. 30, 2005. The parties have also agreed that the remaining warrants held by the Promethean Entities will expire at the later of Dec. 31, 2005 or the 45th calendar day following the day that a registration statement covering these remaining warrants becomes effective with the Securities and Exchange Commission (“SEC”). The 462,682 warrant shares that expire on Sept. 30, 2005 are covered by a currently effective registration statement with the SEC, and the company is in the process of registering with the SEC the remaining 509,193 warrants held by the Promethean Entities.
In other corporate news, ZixCorp announced, in accordance with Nasdaq Marketplace Rule 4350, that the company recently awarded 18,020 stock options with an exercise price of $3.00 to five newly hired employees. Approximately one-third of the options vest on the first anniversary of the grant, with the balance vesting on a pro rata basis over the next eight quarters.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
www.zixcorp.com 2711 N. Haskell Ave. \ Suite 2300, LB 36 \ Dallas, TX 75204 \ phone 214 370 2000 \ fax 214 370 2070